Exhibit 99.2

Assured Guaranty Re Overseas Ltd.

(a wholly-owned subsidiary of Assured Guaranty Re Ltd.)

Consolidated Financial Statements

December 31, 2024 and 2023

Assured Guaranty Re Overseas Ltd.

Index to Consolidated Financial Statements

December 31, 2024 and 2023

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Re Overseas Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Overseas Ltd. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 1, 2025

Assured Guaranty Re Overseas Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2024	2023
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value, net of allowance for credit loss of $1,187 and $865 (amortized cost of $384,268 and $370,778)	$358,748	$346,745
Short-term investments, at fair value	38,528	36,261
Equity method investment	5,712	3,496
Total investments	402,988	386,502
Cash	7,735	9,605
Loan receivable from affiliate	20,000	20,000
Premiums receivable	36,995	14,836
Deferred acquisition costs	2,647	1,482
Ceded unearned premium reserve	20,935	20,960
Deferred tax asset, net	23,311	23,025
Guaranty fee receivable	69,458	52,145
Other assets (includes $3,236 and $2,156, at fair value)	7,628	8,152
Total assets	$591,697	$536,707
Liabilities
Unearned premium reserve	$44,960	$29,033
Loss and loss adjustment expense reserve	856	4,681
Reinsurance balances payable, net	16,569	13,834
Guaranty liability	66,941	50,927
Other liabilities (includes $3,822 and $2,226, at fair value)	10,574	7,057
Total liabilities	139,900	105,532

Commitments and contingencies (Notes 2, 8, 13)
Shareholder’s equity
Common stock ($1.00 par value, 1,000,000 shares authorized, issued and outstanding in 2024 and 2023)	1,000	1,000
Additional paid-in capital	135,964	135,964
Retained earnings	334,056	312,513
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $(5,110) and $(4,865)	(19,223)	(18,302)
Total shareholder’s equity	451,797	431,175
Total liabilities and shareholder’s equity	$591,697	$536,707
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2024	2023
Revenues
Net earned premiums	$10,118	$4,296
Net investment income	18,858	18,043
Net realized investment gains (losses)	(126)	(1,190)
Fair value gains (losses) on credit derivatives	3,394	1,374
Foreign exchange gains (losses) on remeasurement	(1,750)	1,343
Guaranty fees earned	2,876	3,300
Other income (loss)	—	2
Total revenues	33,370	27,168
Expenses
Loss and loss adjustment expenses (benefit)	(2,260)	(1,047)
Amortization of deferred acquisition costs	761	195
Employee compensation and benefit expenses	6,050	5,840
Other operating expenses	2,911	2,393
Total expenses	7,462	7,381
Income (loss) before income taxes and equity in earnings (losses) of investees	25,908	19,787
Equity in earnings (losses) of investees	1,047	—
Income (loss) before income taxes	26,955	19,787
Provision (benefit) for income taxes
Current	5,453	4,171
Deferred	(41)	(19,081)
Total provision (benefit) for income taxes	5,412	(14,910)
Net income (loss)	$21,543	$34,697
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2024	2023
Net income (loss)	$21,543	$34,697

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(304) and $1,633	(1,145)	6,143
Investments with credit impairment, net of tax provision (benefit) of $59 and $234	224	881
Other comprehensive income (loss)	(921)	7,024

Comprehensive income (loss)	$20,622	$41,721
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2024 and 2023

(in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
As of December 31, 2022	$1,000	$135,964	$278,616	$(25,326)	$390,254
Net income	—	—	34,697	—	34,697
Dividends	—	—	(800)	—	(800)
Other comprehensive income	—	—	—	7,024	7,024
As of December 31, 2023	1,000	135,964	312,513	(18,302)	431,175
Net income	—	—	21,543	—	21,543
Other comprehensive loss	—	—	—	(921)	(921)
As of December 31, 2024	$1,000	$135,964	$334,056	$(19,223)	$451,797
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$21,543	$34,697
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	(1,401)	(478)
Provision (benefit) for deferred income taxes	(41)	(19,081)
Net realized investment (gains) losses	126	1,190
Equity in (earnings) losses of investees	(1,047)	—
Change in premiums receivable, net of premiums and commissions payable	(19,424)	(370)
Change in ceded unearned premium reserve	25	(13,485)
Change in unearned premium reserve	15,927	12,072
Change in loss and loss adjustment expense reserve and salvage and subrogation recoverable, net	(2,135)	(1,038)
Change in deferred acquisition costs	(1,165)	1,002
Distributions from equity method investments	1,047	—
Change in guaranty fee receivable and guaranty liability, net	(1,299)	(1,525)
Other	2,409	(415)
Net cash flows provided by (used in) operating activities	14,565	12,569

Cash flows from investing activities:
Fixed-maturity securities, available-for-sale:
Purchases	(69,374)	(63,305)
Sales	1,210	66,428
Maturities	56,270	29,651
Net sales (purchases) of short-term investments with original maturities of less than three months	(2,266)	(33,851)
Purchase of equity method investments	(2,441)	(3,496)
Return of capital from equity method investments	225	—
Net cash flows provided by (used in) investing activities	(16,376)	(4,573)

Cash flows from financing activities:
Dividends paid	—	(800)
Net cash flows provided by (used in) financing activities	—	(800)

Effect of foreign exchange rate changes	(59)	84
Increase (decrease) in cash	(1,870)	7,280
Cash at beginning of period	9,605	2,325
Cash at end of period	$7,735	$9,605

Supplemental cash flow information
Income taxes paid (received)	$5,033	$3,829
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements

1.    Business and Basis of Presentation

Business

Assured Guaranty Re Overseas Ltd. (AGRO or, together with its subsidiary, the Company) is a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which is a wholly-owned subsidiary of Assured Guaranty Re Ltd. (AG Re), a Bermuda domiciled company. AG Re is a direct subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), also a Bermuda domiciled company. AGL provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets. Assured Guaranty also participates in the asset management business.

AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York company. AGRO maintains certified reinsurer status by the Missouri Department of Insurance.

AGRO guarantees direct and assumed specialty lines of business that have similar risk profiles to structured finance financial guaranty business. Specialty business includes, for example, excess-of-loss guaranties of a minimum amount of billed rent from a diversified portfolio of real estate properties, insurance securitizations, pooled corporate obligations and residual value insurance (RVI) transactions. See Note 2, Outstanding Exposure, for a discussion of these lines of business.

The Company has a portfolio of financial guaranty reinsurance under quota share treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of scheduled principal or interest payments (collectively, debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGRO and its subsidiary. Intercompany accounts and transactions between and among AGRO and its subsidiary have been eliminated. All amounts are reported in U.S. dollars, unless otherwise specified. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

The Company revalues foreign currency denominated assets, liabilities, revenue and expenses into U.S. dollars using applicable exchange rates prescribed by GAAP. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Other accounting policies are included in the following notes to the consolidated financial statements.

Note Name	Note Number
Premium revenue recognition	Note 3
Loss and loss adjustment expense	Note 4
Policy acquisition costs	Note 5
Reinsurance	Note 6
Guaranty	Note 7
Investments and cash	Note 8
Fair value measurement	Note 9
Income taxes	Note 10
Related party transactions	Note 12
Contingencies	Note 13

Recent Accounting Standards Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments require enhanced annual disclosures regarding the rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024. The Company will apply the amendments in this ASU prospectively to all annual periods beginning after December 15, 2024. The adoption of this ASU will affect certain of the Company’s income tax disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this ASU require disclosure about specific expense categories, including employee compensation, depreciation and intangible asset amortization, in the notes to financial statements at interim and annual reporting periods. This ASU is effective in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Prospective application is required, and retrospective application is permitted. The Company is evaluating when and how it will adopt this ASU and the effect that the amendments in this ASU may have on its expense disclosures.

2.    Outstanding Exposure

The Company’s outstanding exposure consists of direct and assumed reinsurance of specialty business (e.g. excess-of-loss guaranties of a minimum amount of billed rent from a diversified portfolio of real estate properties, insurance securitizations and RVI) and financial guaranty. Approximately 32% and 46% of its gross outstanding exposure was assumed exposure as of December 31, 2024 and December 31, 2023, respectively. The Company’s specialty business not executed in financial guaranty form has risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Specialty Business

Diversified Real Estate

Diversified real estate is an excess-of-loss guaranty of a minimum amount of billed rent on a diversified portfolio of real estate properties with an internal rating of AAA that matures in 2044. This guaranty is accounted for in accordance with Accounting Standards Codification (ASC) 460, Guarantees. See Note 7, Guaranty, for additional information.

Insurance Securitizations

Insurance securitizations include life insurance transactions that provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. The Company underwrites insurance securitization transactions by evaluating the amount and type of assets supporting the excess statutory reserves for a pool of insurance securitization policies. The Company would be required to pay reinsurance claims if mortality rates in the insured pool significantly exceeded currently expected mortality rates and if the assets supporting the excess statutory reserves to cover such an increase in mortality rates were exhausted.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
The Company has executed insurance securitizations in both specialty insurance and reinsurance form and financial guaranty form (such transactions executed in financial guaranty form are included in the structured finance financial guaranty insurance exposure totals in this note).

Pooled Corporate Obligations

Pooled corporate obligations are senior exposures primarily backed by various types of corporate debt obligations including secured or unsecured bonds, bank loans or loan participations, derivative exposure and trust preferred securities. This exposure is often “tranched” into senior and subordinate tranches with subordinated tranches providing credit support to the more senior tranches. The Company’s specialty insurance exposures generally are to senior exposures.

RVI

RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date, or strike date.  The Company seeks to limit its exposure to losses by underwriting aviation assets that it views as investment grade at inception, diversifying its insured portfolio across aircraft types and policy strike dates. This approach is designed to reduce the Company’s exposure to the severe devaluation of a specific aircraft type or a temporary disruption in the overall aviation market. The RVI policy amount is set at or below a stressed forecasted value for the asset, so that the asset value would need to be below the stressed forecasted amount on the strike date for payment to be due under the RVI policy, with the loss under the RVI policy being the difference between the RVI amount and the amount recovered on the asset. Payment under the policy is contingent upon several factors, including, but not limited to, the asset being delivered to an agreed upon location in a satisfactory condition and without any liens, with deductions being made for any required repairs or improvements. The Company may choose to obtain additional reinsurance for its aircraft RVI reinsurance portfolio in the future in order to manage the size of the total portfolio and the exposure to specific aircraft types.     The Company's RVI transactions were executed in specialty insurance and reinsurance form.

Financial Guaranty

The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies’ guaranties of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Non-U.S. dollar denominated par outstanding is translated at the spot rate at the end of the reporting period.

Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the estimated impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date. The Company insures obligations supported by non-homogeneous pools of assets.

The Company calculates its debt service outstanding as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity.

The calculation of debt service requires the use of estimates, which the Company updates periodically, including updated interest rates for variable rate insured obligations and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations and other factors.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, generally requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations covered by financial guaranty insurance assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings.

Structured finance obligations covered by financial guaranty insurance assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company’s indirect parent, AGL, which includes members of Assured Guaranty’s senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty’s insurance business and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty’s insurance business. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions, or otherwise outside AGL’s Board-approved risk appetite statement or risk limits, must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management, credit and reserve committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at each meeting. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at inception, and such credit ratings are updated by the risk management committee based on changes in transaction credit quality. The Company’s reserve committee reviews the reserve methodology for each major asset class or significant below-investment-grade (BIG) transaction, as well as loss projection scenarios and the probability weights assigned to those scenarios. The reserve committee also establishes reserves for AGRO, taking into consideration the supporting information provided by surveillance personnel and subject to approval by the board of directors. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company’s ceding companies, which are primarily liable for the Company’s assumed obligations. The Company’s ceding companies, including the Company’s affiliate Assured Guaranty Inc. (AG), also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance rather than lifetime performance.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, future loss potential, volatility and sector. More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. Exposures identified as BIG are subjected to further review to determine (i) the probability of a future loss, (ii) the calculation of the expected future loss to be paid, and (iii) whether the Company has paid a claim for which it expects to be reimbursed within one year (liquidity claim) or a claim for which it does not expect to be reimbursed within one year.

Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are also reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

The Company assigns each BIG exposure to one of the three BIG surveillance categories below, which generally represent the following:

•BIG 1: Below-investment-grade exposures for which there are possible future losses, on a present value basis, and the aggregate probability weighting of scenarios with future losses is less than 50%, regardless of whether the Company has or has not paid a liquidity claim.
•BIG 2: Below-investment-grade exposures for which there are possible future losses, on a present value basis, and the aggregate probability weighting of scenarios with future losses is 50% or more, but for which no claims (other than liquidity claims) have yet been paid.
•BIG 3: Below-investment-grade exposures for which future losses are expected, on a present value basis, and the aggregate probability weighting of scenarios with future losses is 50% or more, and for which claims, other than liquidity claims have been paid.

For purposes of classifying BIG exposures into one of the three BIG categories, the Company calculates the present value of projected claim payments and recoveries using the pre-tax book yield of the relevant insurance subsidiary’s investment portfolio as the applicable discount rate.

As discussed in Note 4, Losses, for financial statement measurement purposes, the Company uses risk-free rates (as determined each quarter) for discounting, rather than pre-tax book yield of the investment portfolio, to calculate the expected losses to be paid. Expected losses to be paid (recovered) are based on probability weighted scenarios and serve as the basis for the loss reserves reported in accordance with U.S. GAAP.

Gross and Net Exposure

	As of December 31, 2024		As of December 31, 2023
Sector	Gross	Net	Gross	Net
	(in thousands)
Diversified real estate	$2,004,252	$2,004,252	$1,569,397	$1,569,397
Insurance securitizations	1,449,456	1,126,618	1,370,393	1,043,418
Pooled corporate obligations	867,600	867,600	487,600	487,600
RVI	146,925	86,671	355,101	200,048
Financial guaranty U.S. public finance	54,330	54,330	59,620	59,620
Financial guaranty non-U.S. public finance	1,169,675	1,169,675	89,892	89,892
Financial guaranty U.S. structured finance	555,077	155,077	300,000	—
Financial guaranty non-U.S. structured finance	547,968	547,968	—	—
Total exposure	$6,795,283	$6,012,191	$4,232,003	$3,449,975

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Net Exposure of Specialty Business by Internal Rating (1)
As of December 31, 2024

	Diversified Real Estate		Insurance Securitizations		Pooled Corporate Obligations		RVI		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$2,004,252	100.0%	$—	—%	$—	—%	$—	—%	$2,004,252	49.1%
AA	—	—	1,126,618	100.0	—	—	—	—	1,126,618	27.6
A	—	—	—	—	867,600	100.0	—	—	867,600	21.2
BBB	—	—	—	—	—	—	81,400	93.9	81,400	2.0
BIG (2)	—	—	—	—	—	—	5,271	6.1	5,271	0.1
Total net exposure	$2,004,252	100.0%	$1,126,618	100.0%	$867,600	100.0%	$86,671	100.0%	$4,085,141	100.0%

Net Exposure of Specialty Business by Internal Rating (1)
As of December 31, 2023

	Diversified Real Estate		Insurance Securitizations		Pooled Corporate Obligations		RVI		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
AA	1,569,397	100.0	1,043,418	100.0	—	—	—	—	2,612,815	79.2
A	—	—	—	—	487,600	100.0	—	—	487,600	14.8
BBB	—	—	—	—	—	—	116,197	58.1	116,197	3.5
BIG (2)	—	—	—	—	—	—	83,851	41.9	83,851	2.5
Total net exposure	$1,569,397	100.0%	$1,043,418	100.0%	$487,600	100.0%	$200,048	100.0%	$3,300,463	100.0%
____________________
(1)    Net of any reinsurance ceded.
(2)    As of December 31, 2024 and December 31, 2023, BIG exposure related to two risks and five risks, respectively. As of December 31, 2024 and December 31, 2023, gross RVI BIG exposure was $5.27 million and $143.85 million, respectively. A risk represents the aggregate of the insurance policies that share the same revenue source for purposes of making debt service payments.

Net Par Outstanding of Financial Guaranty by Internal Rating (1)

	As of December 31, 2024		As of December 31, 2023
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%
	(in thousands)
AAA	$—	—%	$—	—%
AA	155,349	8.1	5,871	3.9
A	556,495	28.8	5,529	3.7
BBB	1,215,206	63.1	138,109	92.4
BIG	—	—	3	—
Total net par outstanding	$1,927,050	100.0%	$149,512	100.0%
____________________
(1)    Net of any reinsurance ceded.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Exposure, Net of Reinsurance
by Sector

	As of December 31,
Sector	2024	2023
	(in thousands)
Specialty business
Diversified real estate	$2,004,252	$1,569,397
Insurance securitizations (1)	1,126,618	1,043,418
Pooled corporate obligations	867,600	487,600
RVI	86,671	200,048
Total specialty business	$4,085,141	$3,300,463
Financial guaranty
U.S. public finance:
General obligation	$48,232	$52,029
Transportation	2,883	4,216
Municipal utilities	2,651	2,704
Tax-backed	564	671
U.S. public finance	54,330	59,620
Non-U.S. public finance:
Regulated utilities	799,649	89,892
Infrastructure finance	370,026	—
Non-U.S. public finance	1,169,675	89,892
U.S. structured finance:
Insurance securitizations	150,000	—
Subscription finance facilities	5,077	—
U.S. structured finance	155,077	—
Non-U.S. structured finance:
Subscription finance facilities	547,968	—
Non-U.S. structured finance	547,968	—
Total financial guaranty	$1,927,050	$149,512
Total net exposure	$6,012,191	$3,449,975
____________________
(1)    Insurance securitizations exposure is projected to reach $1.5 billion gross and $1.2 billion net in 2025 due to accretion.

Expected Amortization of Net Exposure
As of December 31, 2024

	Diversified Real Estate	Insurance Securitizations	Pooled Corporate Obligations	RVI	Financial Guaranty	Total
	(in thousands)
0 to 5 years	$453,087	$11,720	$867,600	$65,526	$1,307,410	$2,705,343
5 to 10 years	483,019	380,598	—	21,145	602,685	1,487,447
10 to 15 years	515,947	734,300	—	—	16,955	1,267,202
15 to 20 years	552,199	—	—	—	—	552,199
Total net exposure	$2,004,252	$1,126,618	$867,600	$86,671	$1,927,050	$6,012,191

Actual amortization differs from expected maturities due to prepayments and terminations, and because interest rates, consumer price indices, foreign exchange rates and expected terms may be different than management had estimated.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Additional Information Regarding the Financial Guaranty Portfolio

Financial Guaranty Portfolio
Debt Service Outstanding

	As of December 31, 2024		As of December 31, 2023
Sector	Gross	Net	Gross	Net
	(in thousands)
U.S. public finance	$74,964	$74,964	$83,300	$83,300
Non-U.S. public finance	1,205,889	1,205,889	89,892	89,892
U.S. structured Finance	555,077	155,077	300,000	—
Non-U.S. structured finance	547,968	547,968	—	—
Total financial guaranty portfolio	$2,383,898	$1,983,898	$473,192	$173,192

3.    Premiums

Accounting Policies

Insurance Securitizations and RVI (Specialty Insurance and Reinsurance)

For insurance securitizations, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that insurance securitization unearned premium reserve when premiums are due. For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For insurance securitization and reinsurance, premiums receivable consist of the amount of contractual premiums currently due.

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue that has not yet been recognized in the consolidated statements of operations.

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of contractual premiums due. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

Premiums receivable are discounted at the risk-free rate at inception.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. The Company assesses the need for an allowance for credit loss on premiums receivables each reporting period.

Reinsurance

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts. The accounting model used for premium and loss recognition is based on the underlying contracts of the ceding company as described below.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the consolidated statements of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2024	2023
	(in thousands)
Insurance securitizations	$4,203	$2,424
RVI	3,333	1,867
Financial guaranty insurance:
Scheduled net earned premiums	2,181	3
Accelerations from refundings and terminations	(12)	2
Accretion of discount on net premiums receivable	413	—
Financial guaranty insurance	2,582	5
Net earned premiums	$10,118	$4,296

Components of
Unearned Premium Reserve

	As of December 31, 2024			As of December 31, 2023
	Gross	Ceded	Net	Gross	Ceded	Net
	(in thousands)
Insurance securitizations and RVI	$7,720	$3,002	$4,718	$13,867	$5,803	$8,064
Financial guaranty:
Deferred premium revenue	37,241	17,933	19,308	15,167	15,157	10
Contra-paid (1)	(1)	—	(1)	(1)	—	(1)
Unearned premium reserve	37,240	17,933	19,307	15,166	15,157	9
Total	$44,960	$20,935	$24,025	$29,033	$20,960	$8,073
 ____________________
(1)    Contra-paid reflects claim payments that are recorded when there is no loss and loss adjustment expense (LAE) reserve on a contract.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Premium Receivable, Net of Commissions Payable on Assumed Business
Roll Forward

	Year Ended December 31,
	2024	2023
	(in thousands)
Beginning of year	$14,836	$746
Less: Specialty insurance premium receivable	1,122	746
Financial guaranty insurance premiums receivable	13,714	—
New business and supplemental premiums, net of commissions	25,131	13,672
Gross premiums received, net of commissions	(4,174)	—
Adjustments:
Accretion of discount, net of commissions on assumed business	1,001	42
Foreign exchange gain (loss) on remeasurement	(115)	—
Financial guaranty insurance premium receivable	35,557	13,714
Specialty insurance premium receivable	1,438	1,122
December 31,	$36,995	$14,836

As of December 31, 2024, approximately 24% of gross premiums receivable was denominated in currencies other than the U.S. dollar. As of December 31, 2023, there were no gross premiums receivable denominated in currencies other than the U.S. dollar.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Financial Guaranty Insurance
Expected Future Premium Collections and Earnings (1)

	As of December 31, 2024
		Future Net Premiums to be Earned (2)
	Future Premiums to be Collected (1)	Earnings of Deferred Premium Revenue	Accretion of Discount	Total
	(in thousands)
2025 (January 1 – March 31)	$5,366	$1,897	$162	$2,059
2025 (April 1 – June 30)	1,808	1,281	155	1,436
2025 (July 1 – September 30)	1,152	910	146	1,056
2025 (October 1 – December 31)	1,700	844	142	986
Subtotal 2025	10,026	4,932	605	5,537
2026	5,237	2,945	487	3,432
2027	4,585	2,053	408	2,461
2028	4,577	2,058	332	2,390
2029	4,576	2,052	251	2,303
After 2029	11,363	5,268	276	5,544
Total	$40,364	$19,308	$2,359	$21,667
____________________
(1)    Net of assumed commissions payable.
(2)     Net of reinsurance.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2024	2023
	(dollars in thousands)
Premiums receivable, net of commissions payable	$35,557	$13,714
Deferred premium revenue	37,234	15,157
Weighted‑average risk-free rate used to discount premiums	4.0%	4.0%
Weighted‑average period of premiums receivable (in years)	3.7	4.4

4.    Losses

Accounting Policies

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts. The corresponding reserve ceded to reinsurers is reported as “reinsurance recoverable on unpaid losses” and reported in “other assets.”

For specialty insurance and reinsurance, unearned premium reserve is not considered in the reported loss and LAE reserves on the consolidated balance sheet. Loss and LAE reserves for specialty insurance and reinsurance consist of the estimates of unpaid reported losses and estimates for incurred but not reported losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies, represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. Such reserves may be supplemented, as necessary, by management’s estimates of other losses. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the consolidated statements of operations in the period in which they are determined.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand-ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the deferred premium revenue on a contract-by-contract basis. As a result, the Company has expected loss to be paid on financial guaranty contracts that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in a reduction in the corresponding loss and LAE reserve with a benefit to the income statement or the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

Expected Loss to be Expensed For Financial Guaranty Insurance

Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Expected Loss to be Paid (Recovered)

Net expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and LAE payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development.

Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
surveillance and risk-management functions. Expected loss to be paid (recovered) is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods.

Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management assigns ratings and calculates expected loss to be paid (recovered), on a contract-by-contract basis, in the same manner for all its exposures regardless of form or differing accounting models.

Loss Estimation Process

The financial guaranties and specialty business reinsured or insured by the Company may cover the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured contract. Credit performance can be affected by, among other things, economic, fiscal and financial market and political developments over the life of most contracts. The Company guarantees payment of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. When obligors default on their obligations, the Company is only required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, and severity of loss, economic projections, governmental actions, legal developments, negotiations, recovery rates, delinquency and prepayment rates, timing of cash flows and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios based on public as well as nonpublic information obtained through its surveillance and loss mitigation activities.

Changes in the Company’s loss estimates for structured finance transactions can be influenced by factors impacting the performance of the assets supporting those transactions.

Net economic loss development (benefit) over a reporting period may be attributable to a number of interrelated factors such as changes in discount rates, improvement or deterioration of transaction performance, changes in charge-offs, loss mitigation activity, changes to projected default curves, changes in severity rates and outcome of disputed issues.

Actual losses will ultimately depend on future events, transaction performance or other factors that are difficult to predict. As a result, the Company’s current projections of certain losses may be subject to considerable uncertainty and may not reflect the Company’s ultimate claims paid.

The Company’s reserve committee estimates expected loss to be paid (recovered) by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the characteristics of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis or use loss estimates provided by ceding insurers. Each quarter, the Company’s reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on developments during the period and its view of future performance.

The following table presents a roll forward of net expected loss to be paid (recovered) for all contracts. The net expected loss to be paid (recovered) included in the table has been discounted by the Company using a risk-free rate of 4.11% as of December 31, 2024 and a range from 3.79% to 5.40% with a weighted average of 4.66% as of December 31, 2023.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered)
Roll Forward (1)

	Year Ended December 31,
	2024	2023
	(in thousands)
Net expected loss to be paid (recovered), beginning of period (2)	$2,982	$4,019
Economic loss development (benefit) due to:
Accretion of discount	137	170
Changes in discount rates	(7)	4
Changes in timing and assumptions	(2,390)	(1,221)
Total economic loss development (benefit)	(2,260)	(1,047)
Net (paid) recovered losses (3)	125	10
Net expected loss to be paid (recovered), end of period (1)	$847	$2,982
___________________
(1)    See below for additional information on the roll forward of specialty insurance and reinsurance reserves and losses and LAE and reinsurance recoverable.
(2)    There was no expected LAE to be paid as both of December 31, 2024 and December 31, 2023.
(3)    Includes LAE paid of $26 thousand and zero for the years ended December 31, 2024 and 2023, respectively.

The Company had BIG exposure of $5.27 million and $83.85 million as of December 31, 2024 and December 31, 2023, respectively, substantially all of which is RVI. Expected loss to be paid was attributable to certain aircraft RVI exposures.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Insurance Contracts’ Loss Information

The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2024	2023
	(in thousands)
Balance as of January 1	$4,681	$6,109
Less: Reinsurance recoverable	1,551	2,090
Net loss and LAE reserve balance as of January 1	3,130	4,019
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	148	—
Net loss reserves (salvage) balance as of January 1	2,982	4,019
Incurred losses and LAE related to:
Current year	—	—
Prior years	(2,260)	(1,047)
Total incurred losses and LAE	(2,260)	(1,047)
Loss and LAE and salvage (paid) recovered related to:
Current year	—	—
Prior years	(25)	—
Total loss and LAE and salvage (paid) recovered	(25)	—
Salvage and subrogation recovered	150	10
Net loss reserves (salvage) balance as of December 31	847	2,982
Plus: Salvage and subrogation recoverable, net of reinsurance	—	148
Plus: Reinsurance recoverable (1)	9	1,551
Balance as of December 31	$856	$4,681
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

The net loss reserve and loss and LAE for specialty insurance and reinsurance as of and for the years ended December 31, 2024 and 2023 relate to RVI. The favorable prior year development in 2024 was primarily due to the termination of the RVI policies.

The following tables present the loss and LAE and the paid loss and LAE, net of reinsurance for RVI.

Incurred Claims and Allocated Adjustment Expenses, Net of Reinsurance

		Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2024
		(in thousands)
2020	$2,548	$3,335	$2,749	$2,408	$2,142
2021		2,932	2,725	2,019	25
2022			—	—	—
2023				—	—
2024					—
Total					$2,167

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance

		Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2024
		(in thousands)
2020	$7,933	$1,455	$1,455	$1,445	$1,295
2021		—	—	—	25
2022			—	—	—
2023				—	—
2024					—
Total					$1,320
Loss reserve, net of reinsurance					$847

The loss and LAE (benefit) for the years ended December 31, 2024 and 2023 were $(2.3) million and $(1.0) million, respectively, and related to RVI.

5.     Policy Acquisition Costs

Accounting Policy

Deferred acquisition costs (DAC) reported on the consolidated balance sheet represent the unamortized portion of (i) policy acquisition costs that are directly related and essential to the successful acquisition of an insurance contract and (ii) ceding commission income and expense. Deferred policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts time studies, which requires the use of judgment, to estimate the amount of costs to be deferred.

DAC is generally amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts and product development as well as overhead costs are charged to expense as incurred.

Expected losses and LAE, investment income and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of DAC.

Policy Acquisition Costs

Roll Forward of Deferred Acquisition Costs

	Year Ended December 31,
	2024	2023
	(in thousands)
Beginning of year	$1,482	$2,484
Costs deferred during the period	1,904	(807)
Costs amortized during the period	(739)	(195)
December 31,	$2,647	$1,482

6.     Reinsurance

The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to new business continues to enter into, ceded reinsurance contracts in order to reduce the Company’s net potential loss on ceded business to levels within the Company's risk tolerance.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Accounting Policy

For assumed and ceded exposures, the accounting model used is the same model as would be used if the Company wrote the underlying contract directly instead of assuming it (see Note 3, Premiums, and Note 4, Losses).

Financial Guaranty Business

The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business, after which the Company would be released from liability with respect to such business.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed Business and Ceded Business (both financial guaranty and specialty). See Note 12, Related Party Transactions, for balances with affiliates.

Components of Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2024	2023
	(in thousands)
Premiums Written:
Direct	$14,139	$—
Assumed	16,913	18,544
Ceded	(5,395)	(15,662)
Net	$25,657	$2,882

Premiums Earned:
Direct	$5,601	$1,642
Assumed	10,614	4,878
Ceded	(6,097)	(2,224)
Net	$10,118	$4,296

Loss and LAE (benefit):
Direct	$(3,516)	$(1,245)
Assumed	(266)	(341)
Ceded	1,522	539
Net	$(2,260)	$(1,047)

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2024	2023
	(in thousands)
Ceded premium payable, net of commissions	$16,569	$13,833
Ceded expected loss to be recovered	8	1,550
Ceded unearned premium reserve	20,935	20,960
Financial guaranty ceded par outstanding (2)	400,000	300,000
Specialty ceded exposure (see Note 2)	383,092	482,028
____________________
(1)    The total collateral posted by third-party reinsurers was $2.37 million and $5.47 million as of December 31, 2024 and December 31, 2023, respectively. See Note 12, Related Party Transactions, for information on affiliated reinsurers.
(2)    All ceded par was rated investment grade as of both December 31, 2024 and December 31, 2023.

7.     Guaranty

Accounting Policy

As described in Note 2, Outstanding Exposure, the Company guarantees a minimum amount of billed rent from a diversified portfolio of real estate properties. The Company accounts for the guarantee in accordance with ASC 460, Guarantees.

At inception, the Company records a noncontingent guaranty liability, which pertains to the Company’s obligation to stand ready to perform over the term of the guaranty. The noncontingent guaranty liability is recognized at inception at fair value using the guaranty fee receivable by the Company as a practical expedient. The noncontingent guaranty liability is amortized over the term of the guaranty. The Company’s contingent guaranty liability is estimated to be zero at the inception of the guaranty and will only be accrued at a future date to the extent that an estimated loss becomes probable and estimable.

Guaranty Fee Receivable, Guaranty Liability and Guaranty Fees Earned

The guaranty fee receivable and noncontingent guaranty liability are reported on the consolidated balance sheets and the guaranty fees earned are reported on the consolidated statements of operations.

8.    Investments and Cash

Accounting Policy

All fixed-maturity securities are reported on a trade date basis, measured at fair value and classified as available-for-sale. Unrealized gains and losses on available-for-sale fixed-maturity securities are reported in accumulated other comprehensive income (AOCI).

Short-term investments, which are investments with a maturity of less than one year at the time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

The equity method investment consists of the investment in a fund managed by an affiliate, Sound Point Capital Management, LP and certain of its investment management affiliates (Sound Point). The Company reports its interest in the earnings of equity method investments in “equity in earnings (losses) of investees” in the consolidated statements of operations. The equity method investment is reported on a one-quarter lag.

The Company classifies distributions received from equity method investments using the cumulative earnings approach in the consolidated statements of cash flows. Under the cumulative earnings approach, distributions received up to the amount of cumulative equity in earnings recognized are treated as returns on investment within operating cash flows, and those in excess of that amount are treated as returns of investment within investing cash flows.

Cash consists of cash on hand and demand deposits.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Net investment income includes the income earned on fixed-maturity securities, short-term investments and a loan receivable from an affiliate, including amortization of premiums and accretion of discounts. For mortgage-backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and expected maturities are recognized in net investment income using the retrospective method. PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination.

Realized gains and losses on sales of available-for-sale fixed-maturity securities and credit losses are reported in the consolidated statements of operations. Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more-likely-than-not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) as discussed below.

For all fixed-maturity securities that were originally purchased with credit deterioration, accrued interest is not separately presented but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets.”

Credit Losses

For an available-for-sale fixed-maturity security that has experienced a decline in fair value below its amortized cost due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to “net realized investment gains (losses)” in the consolidated statements of operations. The estimated recoverable value is the present value of cash flows expected to be collected. The allowance for credit losses is limited to the difference between amortized cost and fair value. Any difference between the security’s fair value and its amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

The assessment of whether a credit loss exists is performed each reporting period.

The allowance for credit losses and the corresponding charge to net realized investment gains (losses) may be reversed if conditions change. However, the allowance for credit losses is never reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in net realized investment gains (losses).

An allowance for credit losses is established upon initial recognition for available-for-sale PCD securities. On the date of acquisition, the amortized cost of a PCD security is equal to its purchase price plus the allowance for credit losses with no credit loss expense recognized in the consolidated statements of operations. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease), to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a change in the allowance for credit losses. Changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment to the security’s yield within “net investment income” in the consolidated statements of operations.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
The Company has elected to not measure credit losses on its accrued interest receivable and instead write off accrued interest when it is six-months past due or on the date it is deemed uncollectible, if earlier. All write-offs of accrued interest are recorded as a reduction to “net investment income” in the consolidated statements of operations.

For impaired securities that (i) the Company intends to sell, or (ii) it is more-likely-than-not that the Company will be required to sell before recovering its amortized cost, the amortized cost is written down to fair value with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

The Company monitors its equity method investments for indicators of other-than-temporary declines in fair value on an ongoing basis. If such a decline occurs, an impairment charge is recorded, measured as the difference between the carrying value and the estimated fair value.

Investment Portfolio

The majority of the investment portfolio consists of investment grade fixed-maturity securities managed by an outside manager. The Company has established investment guidelines for its investment manager regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Accrued interest income on the investment portfolio and the loan receivable from affiliate was $4.24 million and $4.21 million as of December 31, 2024 and December 31, 2023, respectively. In 2024 and 2023, the Company did not write off any accrued investment income.

As of December 31, 2024 and December 31, 2023, the Company had $38.53 million and $36.26 million in short-term securities in its investment portfolio.

Since July 1, 2023, Assured Guaranty participates in the asset management business through its ownership interest in Sound Point. As of December 31, 2024, the Company invested in Sound Point’s debt, specifically a fixed-maturity security issued by a Sound Point CLO, and a fund managed by Sound Point, which was recorded as an equity method investment. The Sound Point CLO and Sound Point fund are variable interest entities (VIEs) that are not consolidated as the Company is not the primary beneficiary of these VIEs. The aggregate carrying value of these investments and maximum exposure to losses relating to these VIEs was $20.33 million as of December 31, 2024. In addition, the Company had unfunded commitment of $4.86 million as of December 31, 2024 related to the fund managed by Sound Point.

In addition to the commitment above, the Company has agreed to purchase liquidity bonds to be issued by a United Kingdom regulated utility. At this time the Company estimates that it will purchase approximately £35.60 million ($46.05 million) in liquidity bonds under this commitment.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2024

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	27%	$102,211	$—	$34	$(10,641)	$91,604
U.S. government and agencies	—	1,404	—	88	—	1,492
Corporate securities (2)	46	176,793	(868)	848	(14,042)	162,731
Mortgage-backed securities (3):
Residential mortgage-backed securities (RMBS)	14	55,764	(319)	782	(1,935)	54,292
Commercial mortgage-backed securities (CMBS)	3	10,617	—	—	(393)	10,224
Asset-backed securities:
Collateralized loan obligations (CLOs)	8	30,039	—	984	(48)	30,975
Other	2	7,440	—	—	(10)	7,430
Total available-for-sale fixed-maturity securities (4)	100%	$384,268	$(1,187)	$2,736	$(27,069)	$358,748

Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2023

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	28%	$102,724	$—	$326	$(9,324)	$93,726
U.S. government and agencies	—	1,348	—	127	—	1,475
Corporate securities (2)	47	174,800	(644)	1,218	(13,202)	162,172
Mortgage-backed securities (3):
RMBS	8	27,654	(221)	768	(1,004)	27,197
CMBS	5	19,053	—	—	(469)	18,584
Asset-backed securities:
CLOs	10	37,967	—	34	(1,591)	36,410
Other	2	7,232	—	—	(51)	7,181
Total available-for-sale fixed-maturity securities (4)	100%	$370,778	$(865)	$2,473	$(25,641)	$346,745
____________________
(1)    Based on amortized cost.
(2)    Includes securities issued by taxable universities and hospitals.
(3)    U.S. government-agency obligations were approximately 94% of mortgage backed securities as of December 31, 2024 and 79% as of December 31, 2023, based on fair value.
(4)    6.1% and 4.5% of available-for-sale fixed-maturity securities are rated BIG or not rated as of December 31, 2024 and December 31, 2023, respectively, based on fair value.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2024

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$29,088	$(777)	$53,748	$(9,864)	$82,836	$(10,641)
Corporate securities	28,716	(775)	94,904	(10,562)	123,620	(11,337)
Mortgage-backed securities:
RMBS	31,594	(637)	12,356	(1,211)	43,950	(1,848)
CMBS	—	—	10,224	(393)	10,224	(393)
Asset-backed securities:
CLOs	4,383	(48)	—	—	4,383	(48)
Other	3,014	(10)	3,111	—	6,125	(10)
Total	$96,795	$(2,247)	$174,343	$(22,030)	$271,138	$(24,277)
Number of securities (1)		44		135		178

Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2023

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$18,071	$(96)	$51,949	$(9,228)	$70,020	$(9,324)
Corporate securities	5,977	(40)	115,094	(10,297)	121,071	(10,337)
Mortgage-backed securities:
RMBS	3,176	(65)	11,089	(729)	14,265	(794)
CMBS	—	—	18,584	(469)	18,584	(469)
Asset-backed Securities
CLOs	12,974	(1,546)	16,732	(45)	29,706	(1,591)
Other	—	—	7,181	(51)	7,181	(51)
Total	$40,198	$(1,747)	$220,629	$(20,819)	$260,827	$(22,566)
Number of securities		19		164		183
__________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2024 and December 31, 2023 were primarily related to higher interest rates rather than credit quality. As of December 31, 2024, the Company did not intend to and was not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2024, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 55 securities had unrealized losses in excess of 10% of its carrying value, whereas as of December 31, 2023 52 securities had unrealized losses in excess of 10% of its carrying value. The total unrealized loss for these securities was $18.25 million as of December 31, 2024 and $18.16 million as of December 31, 2023.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2024 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2024

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$12,316	$12,229
Due after one year through five years	65,803	64,603
Due after five years through 10 years	104,774	100,868
Due after 10 years	134,994	116,532
Mortgage-backed securities:
RMBS	55,764	54,292
CMBS	10,617	10,224
Total	$384,268	$358,748

There were no investments that were non-income producing during the twelve months period ending December 31, 2024 and December 31, 2023.

Income from Investments

The components of income derived from the investment portfolio are presented in the following table.

Income from Investments

	Year Ended December 31,
	2024	2023
	(in thousands)
Investment income:
Fixed-maturity securities, available-for-sale	$15,955	$14,421
Short-term investments	2,173	1,807
Other	—	789
Interest income from loan receivable from affiliate (see Note 12)	1,000	1,281
Investment income	19,128	18,298
Investment expenses	(270)	(255)
Net investment income	$18,858	$18,043

Equity in earnings (losses) of investees	$1,047	$—

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2024	2023
	(in thousands)
Gross realized gains on sales of available-for-sale securities	$—	$590
Gross realized losses on sales of available-for-sale securities	(23)	(1,134)
Change in the allowance for credit losses and intent to sell	(322)	(619)
Other net realized gains (losses)	219	(27)
Net realized investment gains (losses)	$(126)	$(1,190)

Roll Forward of Allowance for Credit Losses
for Available-for-Sale Fixed-Maturity Securities

	Year Ended December 31,
	2024	2023
	(in thousands)
Balance, beginning of period	$865	$562
Additions (reductions) for securities for which credit losses were previously recognized	322	303
Balance, end of period	$1,187	$865

The Company did not purchase any securities with credit deterioration during the periods presented.

9.    Fair Value Measurement

Accounting Policy

The Company carries majority of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit or transfer price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either (i) internally developed models that primarily use, as inputs, market-based or independently sourced market parameters (including, but not limited to, yield curves, interest rates, and debt prices) or (ii) discounted cash flows, using a third party’s proprietary pricing models. In addition to market information, when applicable, the models also incorporate transaction details, such as the instrument’s maturity, and contractual features that reduce the Company’s credit exposure (e.g., collateral rights).

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing transparency for certain products changes, the Company may refine its methodologies and assumptions. During 2024, no changes were made to the Company’s valuation models that had (or are expected to have) a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s valuation methods produce fair values that may not be indicative of net realizable value or future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
model inputs into three broad levels, with Level 1 being the highest and Level 3 the lowest. The categorization, of an asset or liability, within the hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are (i) determined using pricing models, discounted cash flow methodologies or similar techniques and (ii) at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

There were no transfers from or into Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources that provide reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

In many cases, benchmark yields have proven to be more reliable indicators of the market for a security, as compared to reported trades for infrequently traded securities and distressed transactions. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market-based inputs.

As of December 31, 2024, the Company used models to price 16 securities. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined based on an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which could have significantly affected the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified as Level 1 as their value is based on quoted market prices.

Contracts Accounted for as Credit Derivatives

As of December 31, 2024 and December 31, 2023, the net par outstanding of credit derivatives (which was all investment grade) was $1,536.63 million and $577.49 million, respectively, and the fair value of credit derivatives was a liability of $586 thousand and $70 thousand, respectively. The change in fair value of credit derivatives recorded in “fair value gains (losses) on credit derivatives” was a gain of $3.39 million for 2024 and $1.37 million for 2023. The estimated remaining

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
weighted average life of credit derivatives was 1.7 years and 2.7 years at December 31, 2024 and December 31, 2023, respectively.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2024

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$91,604	$—	$91,604
U.S. government and agencies	—	1,492	—	1,492
Corporate securities	—	162,731	—	162,731
Mortgage-backed securities:
RMBS	—	51,037	3,255	54,292
CMBS	—	10,224	—	10,224
Asset-backed securities	—	7,430	30,975	38,405
Total fixed-maturity securities, available-for-sale	—	324,518	34,230	358,748
Short-term investments	38,528	—	—	38,528
Credit derivative assets (1)	—	—	3,236	3,236
Total assets carried at fair value	$38,528	$324,518	$37,466	$400,512
Liabilities:
Credit derivative liabilities (2)	$—	$—	$3,822	$3,822
Total liabilities carried at fair value	$—	$—	$3,822	$3,822

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2023

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$93,726	$—	$93,726
U.S. government and agencies	—	1,475	—	1,475
Corporate securities	—	162,172	—	162,172
Mortgage-backed securities:
RMBS	—	24,154	3,043	27,197
CMBS	—	18,584	—	18,584
Asset-backed securities	—	7,181	36,410	43,591
Total fixed-maturity securities, available-for-sale	—	307,292	39,453	346,745
Short-term investments	36,261	—	—	36,261
Credit derivative assets (1)	—	—	2,156	2,156
Total assets carried at fair value	$36,261	$307,292	$41,609	$385,162
Liabilities:
Credit derivative liabilities (2)	$—	$—	$2,226	$2,226
Total liabilities carried at fair value	$—	$—	$2,226	$2,226
____________________
(1)    Reported in “other assets.”
(2)    Reported in “other liabilities.”

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2024 and 2023.

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2024

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (3)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2023	$3,043		$36,410		$(70)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	128	(1)	1,663	(1)	3,394	(2)
Other comprehensive income (loss)	192		2,493		—
Purchases	—		1,350		—
Issuances	—		—		(1,929)
Settlements	(108)		(10,941)		(1,981)
Fair value as of December 31, 2024	$3,255		$30,975		$(586)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2024 included in:
Earnings					$538	(2)
Other comprehensive income (OCI)	$192		$4,082

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2023

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (3)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2022	$3,014		$25,335		$(69)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	193	(1)	657	(1)	1,374	(2)
Other comprehensive income (loss)	13		(1,088)		—
Purchases	—		13,878		—
Issuances	—		—		(583)
Settlements	(177)		(2,372)		(792)
Fair value as of December 31, 2023	$3,043		$36,410		$(70)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2023 included in:
Earnings					$(15)	(2)
OCI	$11		$(1,110)
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income.”
(2)    Reported in “fair value gains (losses) on credit derivatives.”
(3)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown gross in the consolidated balance.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2024

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,255	Conditional prepayment rate	3.0%	-	6.3%	3.0%
		Conditional default rate	1.8%	-	2.8%	1.8%
		Loss severity	100.0%
		Yield	9.4%	-	10.0%	10.0%
Asset-backed securities (CLOs)	30,975	Discount margin	1.0%	-	1.3%	1.2%
		Yield	14.5%
Credit derivative liability	(586)	Internal credit rating	A+	-	BBB	A-

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2023

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,043	Conditional prepayment rate	0.1%	-	3.8%	0.1%
		Conditional default rate	1.7%	-	2.7%	1.7%
		Loss severity	100.0%
		Yield	9.8%	-	10.8%	9.8%
Asset-backed securities (CLOs)	36,410	Discount margin	1.1%	-	9.5%	4.5%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in these tables.

Not Carried at Fair Value

Loan Receivable from Affiliate

The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loan receivable was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2024		As of December 31, 2023
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$20,336	$20,000	$20,681
Other assets	4,255	4,255	4,226	4,226
Guarantee fee receivable (liability), net	2,517	2,517	1,218	1,218

10.    Income Taxes

Under Bermuda law, there was no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by AGRO in 2024 and 2023.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code (IRS) to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation

On December 27, 2023, the Bermuda government enacted a corporate income tax at the rate of 15% which will apply for accounting periods starting on or after January 1, 2025. The enactment of the corporate income tax regime required the Company to recognize Bermuda deferred taxes for the first time in the fourth quarter of 2023. An economic transition adjustment (ETA) equal to the difference between the fair market value and the carrying value of assets and liabilities of the Company as of September 30, 2023 resulted in the establishment of a deferred tax asset and corresponding benefit of $18.80 million reported in the fourth quarter of 2023 consolidated statements of operations. The ETA is expected to be utilized over 10 to 15 years, beginning in 2025.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2024	2023
	(in thousands)
Deferred tax assets (liabilities)	$23,311	$23,025
Current tax assets (liabilities)	74	18

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2024	2023
	(in thousands)
Deferred tax assets:
Net unrealized investment losses	$5,110	$4,865
Intangible assets	13,899	13,899
Value of in-force business	4,901	4,901
Other	572	886
Total deferred tax assets	24,482	24,551

Deferred tax liabilities:
Other	1,171	1,526
Total deferred tax liabilities	1,171	1,526
Net deferred tax assets (liabilities)	$23,311	$23,025

As of December 31, 2024, the Company concluded that the deferred tax assets related to the unrealized tax capital losses on the available-for-sale securities portfolios are, more likely than not, expected to be realized.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Provision for Income Taxes

The components of the provision (benefit) for income taxes were as follows:

Current and Deferred Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2024	2023
	(in thousands)
Current provision (benefit) for income taxes:
U.S. federal	$5,453	$4,171
Total current	$5,453	$4,171
Deferred provision (benefit) for income taxes:
U.S. federal	$(41)	$(281)
Bermuda	—	(18,800)
Total deferred	$(41)	$(19,081)
Total provision (benefit) for income taxes	$5,412	$(14,910)

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the U.S. marginal corporate income tax rate of 21% for 2024 and 2023 is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2024	2023
	(dollars in thousands)
Expected tax provision (benefit)	$5,661	$4,155
Tax-exempt interest	(166)	(207)
Bermuda ETA	—	(18,800)
Other	(83)	(58)
Total provision (benefit) for income taxes	$5,412	$(14,910)
Effective tax rate	20.1%	(75.4)%

Audits

As of December 31, 2024, AGOUS had open tax years with the U.S. IRS for 2021 forward and is not currently under audit with the U.S. IRS.

11.     Insurance Company Regulatory Requirements

The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AGRO.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
AGRO	$451,771	$412,353	$21,543	$15,897

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Basis of Regulatory Financial Reporting

The Company’s ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AGRO's statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

For AGRO, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year’s financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year’s financial statements, which is $112.94 million, without AGRO certifying to the Authority that it will continue to meet required margins. The Insurance Act also prohibits AGRO, as a Class C licensed insurer writing long-term (life) business, from declaring or paying any dividends to any person other than a policyholder unless its approved actuary certifies that the proposed amount of the dividend would not exceed the excess of funds available to satisfy its long-term (life) business obligations. Subject to such actuarial certification and based on the foregoing limitations, in 2025 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.54 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $112.94 million as of December 31, 2024. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $397.28 million as of December 31, 2024, and (ii) the amount of statutory surplus, which as of December 31, 2024 was $314.81 million.

The Company did not declare or pay dividends during 2024. AGRO paid an $800 thousand dividend to its parent company in 2023.

Under the Insurance Act 1978, AGRO must ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

The Company is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

12.    Related Party Transactions

Accounting Policy

The Company follows ASC 850, “Related Party Transactions,” for the identification and disclosure of related party transactions. Pursuant to ASC 850, related parties include: (i) the Company’s affiliates; (ii) entities for which investments in their equity securities would be required, absent the election of the fair value option to be accounted for by the equity method; (iii) trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; (iv) the Company’s principal owners; (v) the Company’s management; (vi) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (vii) other parties that can

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party amounts and transactions disclosed in this note include transactions with “Related Persons” as defined in Item 404 of Securities and Exchange Commission’s Regulation S-K as well as “related parties” as defined in ASC 850.

The Company participates in AGL’s long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Third Amended and Restated Service Agreement, effective as of January 1, 2020 (as amended, the Group Service Agreement).

Expense Sharing Agreements

The Company and various of its affiliates are parties to the Group Service Agreement. The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. Under the Group Service Agreement, AG Services' employees make available to the Company certain services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services. Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement provides for pre-funding by affiliates who are the largest consumers of group services, intercompany allocation of expenses and quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2024	2023
	(in thousands)
Affiliated companies:
AG Services	$6,026	$4,560
AGL	513	488
Total	$6,539	$5,048

The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2024	2023
	(in thousands)
Affiliated companies:
AG Services	$4,032	$3,098
AGL	1,090	985
AG Re	808	41
AG	136	105
Total	$6,066	$4,229

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Loan Receivable from Affiliate

Accounting Policy

The loan receivable from an affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.00 million from AGRO in order to fund a portion of the price of purchasing Municipal Assurance Corp. (MAC) from Radian Asset Assurance Inc. MAC was merged with and into Assured Guaranty Municipal Corp. (AGM) on April 1, 2021, and AGM was merged with and into AG on August 1, 2024. In June 2023, the parties amended the loan agreement by: (i) allowing additional funds to be borrowed during 2023 in an aggregate amount not to exceed $150.00 million, (ii) extending the maturity date of the loan to December 31, 2028, and (iii) changing the interest rate to a fixed rate of 5.00% per annum from a rate of six-month London Interbank Offered Rate plus 3.00% per annum. During 2024 and 2023, AGUS paid only interest and did not borrow any additional amounts or repay any principal. As of December 31, 2024, $20.00 million remained outstanding. The Company recognized $1.00 million of interest income in 2024 and $1.28 million in 2023.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the components affiliated with AG Re of each balance sheet line item, where applicable:

	As of December 31,
	2024	2023
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$22,559	$13,714
DAC (1)	2,463	1,516
Liabilities:
Unearned premium reserve	24,629	15,157
_____________________
(1)    Represents assumed ceding commissions.

The following table summarizes the components affiliated with AG Re of each statement of operations line item, where applicable:

	Year Ended December 31,
	2024	2023
	(in thousands)
Revenues:
Net earned premiums	$3,630	$81
Expenses:
Amortization of DAC	363	8

Guaranty

AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, including Wellington Management Company, LLP (together with its affiliates, Wellington), which is a related party to AGL. The investment management expenses from transactions with these related parties for both years ended December 31, 2024 and 2023 were $0.24 million.

13.    Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. Additionally, it discloses such amounts if material to the financial position of the Company. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

14.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2024

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2023	$(15,873)	$(2,429)	$(18,302)
Other comprehensive income (loss) before reclassifications	(989)	(31)	(1,020)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	197	(323)	(126)
Tax (provision) benefit	(41)	68	27
Total amount reclassified from AOCI, net of tax	156	(255)	(99)
Other comprehensive income (loss)	(1,145)	224	(921)
Balance, December 31, 2024	$(17,018)	$(2,205)	$(19,223)

Assured Guaranty Re Overseas Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2023

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2022	$(22,016)	$(3,310)	$(25,326)
Other comprehensive income (loss) before reclassifications	5,445	639	6,084
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(884)	(306)	(1,190)
Tax (provision) benefit	186	64	250
Total amount reclassified from AOCI, net of tax	(698)	(242)	(940)
Other comprehensive income (loss)	6,143	881	7,024
Balance, December 31, 2023	$(15,873)	$(2,429)	$(18,302)

15.    Subsequent Events

Subsequent events have been considered and disclosed if material through April 1, 2025, the date on which these financial statements were issued.